 Exhibit 10

[English Translation of Japanese Document]

Share Purchase Agreement

February 2, 2017

Seller:  Oki Electric Industry Co., Ltd.

Purchaser: Mold-Tech Singapore PTE LTD

Purchaser Guarantor: Standex International Corporation

Oki Electric Industry Co., Ltd. (the “Seller”), Mold-Tech Singapore PTE LTD (the “Purchaser”), a wholly owned subsidiary of Standex International Corporation and Standex International Corporation (the “Purchaser Guarantor”) execute this Share Purchase Agreement (this “Agreement”) on February 2, 2017 (the “Execution Date”) regarding the transfer to the Purchaser of all of the issued and outstanding common shares of Oki Sensor Device Corp. (the “Target Company”) held by the Seller as follows.

Chapter I Definitions

Article 1.1

(Definitions)

1.

The terms used in this Agreement shall have the meanings set forth in each item below.

(1)

“TSA” has the meaning set forth in Article 6.1, paragraph 4.

(2)

“Seller” has the meaning defined in the preamble.

(3)

“Seller Group” means the Seller and the Seller’s subsidiaries and affiliates, excluding the Target Group.

(4)

“Working Capital” means the value of inventory net of reserves plus the value of accounts receivable and minus the value of trade accounts payable. As an example and for clarity in application, the Working Capital of the Target Company as of September 30, 2016 (based on the specific accounts denoted in the September 30, 2016 trial balance) was:

Working Capital - Detailed Schedule
Account Name	Account Name	Sep’16 in JPY

Accounts Receivable	売掛金	674,618,859
Inventory	たな卸資産 計	660,059,233
Accounts Payable	買掛金	(724,717,405)

Working Capital		609,960,687

(5)

“Business Day” means any day other than a Saturday, Sunday, and any other day on which commercial banks in Japan or New York, the U.S. are authorized or required by applicable Laws and Regulations to close.

(6)

“Purchaser” has the meaning defined in the preamble.

(7)

“Purchaser Guarantor” has the meaning defined in the preamble.

(8)

“Environmental Law” means the Water Pollution Control Act, the Air Pollution Control Act, the Soil Contamination Countermeasures Act, the Offensive Odor Control Act, the Noise Regulation Act, the Vibration Regulation Act and other applicable laws and regulations in connection with them.

(9)

“Seller’s Fundamental Representations and Warranties” has the meaning set forth in Article 7.1, paragraph 6.

(10)

“Closing” means the execution of the Transfer.

(11)

“Closing Date” has the meaning set forth in Article 2.3, paragraph 1.

(12)

“Closing Date Accounts” has the meaning set forth in Exhibit 2.4 section 1(a).

(13)

“Pre-Closing Tax Period” has the meaning set forth in Article 7A.1.

(14)

“Cash” means cash bank deposits (including foreign currency deposits) in the bank accounts belonging to the Target Company which are immediately available to the Target Company without any lien or offset.

(15)

“Final Bank Account Adjustment Amount” has the meaning set forth in Article 6.1, paragraph 11.

(16)

“Regulation of Financial Statements” means Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements (Ordinance of the Ministry of Finance No. 59 of November 27, 1963, as amended).

(17)

“Judicial and Administrative Institutions” means courts, arbitrators, arbitral tribunals, competent authorities and other judicial and administrative institutions and self-regulatory institutions.

(18)

“Decisions of Judicial and Administrative Institutions” means the judgments, decisions, orders, settlements in court, and approvals and licenses of Judicial and Administrative Institutions.

(19)

“Material Adverse Effect” means that the Target Group’s financial condition or business results are materially adversely effected and that it is reasonably determined using commercial business judgement that there is a high possibility of such effect, excluding (i) effects arising from changes in economic conditions, money markets, securities markets of shares etc. or transaction price of the raw materials used in manufacture of reed switches and from changes in exchange rates etc. of Japan or other countries or the world, or changes in the whole industry the Target Group’s business belongs to, and (ii) effects arising from the publication or the performance of the Transfer contemplated herein.

(20)

“Material Contracts” has the meaning set forth in Exhibit 3.1, section 2, clause 5.

(21)

“Restricted Business” has the meaning set forth in Article 6.2, paragraph 2.

(22)

“Tax Claim” has the meaning set forth in Article 7A.2.

(23)

“Target Company” has the meaning defined in the preamble.

(24)

“Target Group” means the Target Company and the Target Subsidiary.

(25)

“Target Subsidiary” means Oki Sensor Device (Shanghai) Co., Ltd.

(26)

“Data Room” means the virtual data room established and maintained by IntraLinks, Inc. in connection with the transactions contemplated hereunder as of 12:01 a.m. on December 14, 2016 (Japanese standard time) and as supplemented by specific written or electromagnetic means disclosure through the Execution Date.

(27)

“Insolvency Proceedings” has the meaning set forth in Article 8.1, paragraph 1, item (2).

(28)

“Antisocial Forces” means any organized crime groups, members of organized crime groups, any individuals who were members of organized crime groups at any time during the past five years, associate members of any organized crime groups, any related companies or associations of any organized crime groups, any corporate racketeers (sokaiya), any groups engaging in criminal activities under the pretext of conducting social campaigns or political activities, crime groups specialized in intellectual crimes, and any other persons similar to the foregoing.

(29)

“Debt” means any debts or obligations (whether on or off balance sheet) owed to employees, management and/or third parties excluding amounts (determined in accordance with Japanese GAAP) related to (i) compensation and benefits accrued by employees and management in the ordinary course of business and (ii) generated in the ordinary course of business that are set forth in Exhibit 1.1(29)

(30)

“Laws and Regulations” means laws, orders, rules, ordinances, treaties, guidelines, notices, circulars, administrative guidelines, self-regulations by self-regulatory organizations and other equivalent thereto.

(31)

“Compensation Claim Due Date” has the meaning set forth in Article 7.1, paragraph 3.

(32)

“Agreement” has the meaning defined in the preamble.

(33)

“Execution Date” has the meaning defined in the preamble.

(34)

“Shares” has the meaning set forth in Article 2.1.

(35)

“Final Transfer Price” has the meaning set forth in Article 2.4, paragraph 1.

(36)

“Financial Statements” means (a) the financial statements (per the definition in Article 435, paragraph (2) of the Companies Act) for the Target Company’s 34th fiscal year (from April 1, 2013, to March 31, 2014), 35th fiscal year (from April 1, 2014, to March 31, 2015) and 36th fiscal year (from April 1, 2015, to March 31, 2016) and the balance sheet as of September 30, 2016, the profit and loss statement and statement of changes in net assets for the period equivalent to the first half of the 37th fiscal year (from April 1, 2016, to September 30, 2016), and (b) the financial statements for the Target Subsidiary’s 1st fiscal year (from October 11, 2014, to December 31, 2014), 2nd fiscal year (from January 1, 2015 to December 31, 2015) and the balance sheet as of September 30, 2016, the profit and loss statement and statement of changes in net assets for the period equivalent to January 1, 2016 through September 30, 2016 .

(37)

“Transfer” has the meaning set forth in Article 2.1.

(38)

“Excess Amount” has the meaning set forth in Article 2.4 paragraph 2.

(39)

“Shortfall Amount” has the meaning set forth in Article 2.4 paragraph 3.

(40)

“Estimated Transfer Price” has the meaning set forth in Article 2.2.

(41)

“Facilities” has the meaning set forth in Exhibit 3.1 section 2 Article 6(b).

(42)

“Intellectual Property Rights” has the meaning set forth in Exhibit 3.1 section 2 Article 7(b).

(43)

“Real Property” has the meaning set forth in Exhibit 3.1 section 2 Article 6(a).

(44)

“Consent Required Counterparties” has the meaning set forth in Article 5.4.

(45)

“GAAP” means generally accepted accounting principles.

(46)

“OPS” means OKI Proserve Co., Ltd.

(47)

“OSK” means OKI Software Co., Ltd.

2.

The details of the headings affixed to each article and the order of the provisions of this Agreement are for convenience of reference only and shall not have any effect on the interpretation of this Agreement.

3.

References to a Party’s (or the Target Company’s) “knowledge” and the correlative terms “known” and “knows,” means the information to the actual knowledge of the directors of such Party and any information that is unknown to such directors but to the actual knowledge of employees who are in the position responsible for the supervision of the subject matter.  The Seller’s knowledge shall include the Target Company’s knowledge.

Chapter II Share Transfer

Article 2.1

(Transfer of the Shares)

The Seller shall transfer to the Purchaser, and the Purchaser shall purchase from the Seller, all of the issued and outstanding common shares of the Target Company held by the Seller (400,000 shares) (the “Shares”) pursuant to the terms and conditions of this Agreement (the “Transfer”).

Article 2.2

(Estimated Transfer Price)

The estimated transfer price of the Shares shall be equal to 15.4 Billion Japanese Yen in aggregate (the “Estimated Transfer Price”) (38,500 Japanese Yen per share) subject to adjustment in accordance with Article 2.4.

Article 2.3

(Execution of the Transfer)

1.

The execution of the Transfer shall be conducted at the Seller’s office located at 7-12, Toranomon 1-chome, Minato-ku, Tokyo, or at another place separately agreed in writing between the Seller and the Purchaser, on March 31, 2017, or the date separately agreed in writing between the Seller and the Purchaser (the “Closing Date”). The Closing, and the transfer of the ownership of the Shares from the Seller to the Purchaser, shall be deemed to occur and shall be effective at and as of 00:01 AM (Japan Standard Time) on the Closing Date and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.

At the Closing, the Purchaser shall pay to the Seller the full amount of the Estimated Transfer Price by means of wire transfer to such bank account as Seller shall designate in writing at least three (3) Business Days prior to the Closing Date.  The wire transfer fees shall be borne by the Purchaser.

3.

At the Closing, in exchange for the completion of the payment in full by the Purchaser of the Estimated Transfer Price set forth in the preceding paragraph, the Seller shall deliver to the Purchaser (i) documents necessary to change the registered shareholder of the Shares on the shareholder registry from the Seller to the Purchaser and (ii) the updated shareholder registry as of the Closing Date which reflects the transaction contemplated herein.

Article 2.4

(Price Adjustment)

1.

The final transfer amount based on the amount of Cash and Working Capital as of the Closing Date (the “Final Transfer Price”) shall be calculated in accordance with the procedure as set forth in Exhibit 2.4.

2.

If the Final Transfer Price exceeds the Estimated Transfer Price, an amount equal to the excess amount (the "Excess Amount") shall be paid by Purchaser to Sellers by means of wire transfer set forth in paragraph 2 of Article2.3.

3.

If the Final Transfer Price falls short of the Estimated Transfer Price, an amount equal to the shortfall (the "Shortfall Amount") shall be paid by Sellers to Purchaser by means of wire transfer to such bank account as Purchaser shall specify in writing at least three (3) Business Days prior to such transfer.

4.

Any payment of the Shortfall Amount, as the case may be, shall be made within ten (10) Business Days after the Final Transfer Price has been determined in accordance with Exhibit 2.4.

Chapter III Representations and Warranties

Article 3.1

(Seller’s Representations and Warranties)

The Seller represents and warrants to the Purchaser that the matters set forth in Exhibit 3.1 are true and accurate as of the Execution Date and the Closing Date.  Provided, however that, the foregoing shall not apply to the following items:

(1)

matters to the extent fairly and fully disclosed in the Data Room by the Seller or the Target Group (including their attorneys-at-law, certified public accountants, tax attorneys, financial advisors or other advisors or agents) to the Purchaser or Purchaser Guarantor (including their attorneys-at-law, certified public accountants, tax attorneys, financial advisors or other advisors or agents) in relation to the Seller or the Target Group;

(2)

matters arising as a result of the Seller’s appropriate performance of its obligations under this Agreement; or

(3)

matters arising on or after the Execution Date in the ordinary course of business of the Target Group, provided that such business should be conducted in compliance with this Agreement and such matters should be limited to the matters which ordinary can be assumed to arise from such business.

Article 3.2

(Purchaser and Purchaser Guarantor’s Representations and Warranties)

The Purchaser and Purchaser Guarantor each represents and warrants to the Seller that the matters set forth in Exhibit 3.2 are true and accurate as of the Execution Date and the Closing Date.

Chapter IV Conditions Precedent to the Closing

Article 4.1

(Conditions Precedent to the Closing)

1.

The Purchaser’s performance of its obligations set forth in Article 2.3, paragraph 2 on the Closing is subject to the satisfaction of all of the terms and conditions set forth in the following items prior to the Closing.  Provided, however that, the Purchaser may waive all or part of those conditions at its discretion.  Waiver of all or part of the conditions precedent by the Purchaser based on the proviso hereof shall not prevent the Purchaser from claiming for compensation or indemnification as set forth in Article 7.1, paragraph 1 or for cancellation as set forth in Article 8.1, paragraph 2.

(1)

The matters that the Seller represents and warrants in Article 3.1 are true and accurate in all material respects as of the Execution Date and the Closing Date and Seller has provided Purchaser with a certificate affixed the name and sealed by a duly authorized representative to such effect.

(2)

The Seller has performed in all material respects its obligations under this Agreement that must be performed or complied with by the Closing.

(3)

In the event where the Antimonopoly Act or business combination regulations under the competition laws of Japan or other countries shall apply to the Transfer, the Purchaser has obtained the relevant clearances from the Fair Trade Commission of Japan or other competition authorities of other countries pursuant to such regulations.

(4)

The following documents have been submitted to the Purchaser by the Closing Date:

A.

a copy with the original certificate of the extract of the minutes of the Target Company’s board of directors meeting approving the Transfer; and

B.

a resignation letter upon the Closing Date from company auditor Onodera.

(5)

TSA to be executed pursuant to Exhibit 6.1 and brand license agreement to be executed pursuant to Exhibit 5.7 have been executed and remain in effect.

(6)

There has been no Material Adverse Effect to the business of the Target Group.

(7)

During the period between September 30, 2016 and the Closing Date, the Target Group shall not have incurred any additional Debt.

2.

The Seller’s performance of its obligations set forth in Article 2.3, paragraph 3 on the Closing is subject to the satisfaction of all of the terms and conditions set forth in the following items prior to the Closing.  Provided, however that, the Seller may waive all or part of those conditions at its discretion.  Waiver of all or part of the conditions precedent by the Seller based on the proviso hereof shall not prevent the Seller from claiming for compensation or indemnification as set forth in Article 7.1, paragraph 2 or for cancellation as set forth in Article 8.1, paragraph 1.

(1)

The matters that the Purchaser and Purchaser Guarantor represent and warrant in Article 3.2 are true and accurate in all material respects as of the Execution Date and the Closing Date and the Purchaser and Purchaser Guarantor shall provide to the Seller a certificate which describes the above with the signature of the representative who was lawfully authorized.

(2)

The Purchaser has performed in all material respects its obligations under this Agreement that must be performed or complied with by the Closing.

(3)

In the event where the Antimonopoly Act or business combination regulations under the competition laws of Japan or other countries shall apply to the Transfer, the Purchaser has obtained the relevant clearances from the Fair Trade Commission of Japan or other competition authorities of other countries pursuant to those regulations.

(4)

The following documents have been submitted to the Seller by the Closing Date:

A.

A certificate, dated the Closing Date and executed by the secretary or an authorized director of Purchaser certifying that all actions required to be taken on behalf of Purchaser to authorize the execution, delivery and performance of Purchaser’s obligations under this Agreement, and the various instruments to be executed and delivered in connection therewith, have been taken and attaching copies of any resolutions, consents or similar documents, in form and substance acceptable to Sellers, evidencing such authorization.

Chapter V Pre-Closing Covenants

Article 5.1

(Approval at the Target Company’s Board of Directors Meeting)

The Seller shall cause the Target Company to resolve to approve the Transfer at the Target Company’s board of directors meeting by the Closing Date.

Article 5.2

(Procedures of the Purchaser and Purchaser Guarantor)

The Purchaser and the Purchaser Guarantor shall, by the Closing Date, conduct any and all procedures deemed necessary to be taken by it for the execution of the Transfer pursuant to the Laws and Regulations, the Purchaser’s articles of incorporation or other internal rules, or Decisions of Judicial and Administrative Institutions (including, but not limited to, approval of the execution of this Agreement by a resolution of the Purchaser and Purchaser Guarantor’s board of directors meeting and procedures necessary under the Antimonopoly Act or competition laws of Japan and other countries by the Purchaser).  The Seller shall cooperate to a reasonable extent with the Purchaser and Purchaser Guarantor’s proceeding with the relevant procedures.

Article 5.3

(Dividends of Surplus)

The Seller may cause the Target Company to pay to the Seller, and the Seller shall be entitled to receive, 520 million yen as dividends from Cash by the date immediately before the Closing Date (including a previous day of the Closing Date), and the Purchaser shall not make an objection.

Article 5.4

(Third Party’s Consent)

The Seller shall make a full effort to cause the Target Company to obtain the written consent to the transaction contemplated herein from the counterparties of the Material Contracts to the extent any such Material Contracts require such consent as a result of this transaction  (the “Consent Required Counterparties”) prior to the Closing Date.

Article 5.5

(Operation of Target Group)

During the period from the Execution Date to the Closing Date, the Seller shall cause the Target Group’s business operated with the due care of a prudent manager and within the scope of ordinary business.  Also, during the period from the Execution Date hereof to the Closing Date, the Seller shall cause the Target Group to refrain from conducting each act set forth in Exhibit 5.5 (for any act for which the party thereto is specified, limited to the act conducted by such specified party), without the prior written consent of the Purchaser (the Purchaser shall not unreasonably delay or refuse such consent); however, the conduct of any act by the Target Group that is contemplated under this Agreement shall not be prevented.  If the Seller requests consent to conduct any act by the Target Group set forth in Exhibit 5.5, the Purchaser shall promptly notify the Seller of whether or not it gives its consent thereto, and if the Purchaser does not give an answer that it does not consent thereto within five (5) Business Days from such request made by the Seller, the Purchaser shall be deemed to have given its consent.

Article 5.6

(Termination of Secondment)

The Seller shall, by the Closing Date, cause the termination of the secondment of the two (2) employees of the Seller who are seconded to the Target Company, and the Purchaser shall not object thereto.

Article 5.7

(Termination of the Use of the Seller Group’s Brands)

The Seller shall cause the Target Company to terminate the use of marks such as trademarks, brands and logos held or managed, solely or jointly, by the companies that belong to the Seller Group as of the Closing Date, except for those approved to be used after the Closing to the extent and upon such terms as set forth in Exhibit 5.7, and the Purchaser shall not object thereto.

Article 5.8

(Cooperation on Insurance Matters)

The Seller shall provide the Purchaser or Purchaser Guarantor with reasonable support prior to the Closing related to insurance, including providing information on current insurance policies, exposure information, claims history and premiums in order to support conversion of the Target Group over to Purchaser’s insurance program as of Closing.

Article 5.9

(Selection of the Purchaser Entity)

Purchaser and Purchaser Guarantor shall, in the course of execution of this Agreement, with regard to all the damages incurred by the Seller and Target Company arising out of the choice of purchasing entity by the Purchaser Guarantor, on and after the Execution Date, take appropriate measures to solve such problems, provided that the damages are limited to the direct monetary losses which the Seller or the Target Company have actually borne, and reputation issues or other consequential losses are not included.  In the event that any amendment to this Agreement is found out to be necessary in the future due to the change of purchasing entity, in response to the Seller's request, the Purchaser and Purchaser Guarantor shall have discussion with the Seller in good faith and provide any information regarding the Purchaser on the responsibility of Purchaser and Purchaser Guarantor upon the Seller's request.  This provision will be applied only if the Seller would claim by specifically identifying the grounds and the contents clearly to the Purchaser and Purchaser Guarantor before the expiration date of three (3) months from the Closing Date.

Chapter VI Post-Closing Covenants

Article 6.1

(Post-Closing Covenants by Purchaser)

1.

For two (2) years after the Closing (until the expiration of the contract terms for employees on fixed-term contracts), the Purchaser shall cause the Target Company to continue to employ the employees of the Target Company as of the Closing Date (excluding, however, employees who resign on their own accord and where there are grounds for dismissal of employees) and to maintain terms and conditions equivalent to the terms and conditions of employment as of the Closing Date.

2.

For two (2) years after the Closing, the Purchaser shall cause the Target Company to maintain the status (including compensation and benefits) of the directors of the Target Company as of the Closing Date (excluding, however, where the directors resign on their own accord or refuse reappointment, or there are grounds for the termination of appointment pursuant to applicable Japanese law) and to maintain duties and treatments that are equivalent to the duties and treatments as of the Closing Date.

3.

Unless there was a breach of fiduciary duty by gross negligence or willful misconduct, the Purchaser shall not pursue any liability of, or make any claim for any business operations conducted as the directors/auditors of the Target Company on or before the Execution Date against, statutory auditor Onodera, who will resign as the statutory auditor of the Target Company as of the Closing Date, or any directors/auditors and employees of the Seller who were directors/auditors of the Target Company in the past, and shall not cause the Target Company or the Target Company’s directors/auditors to do so.

4.

The services listed in Exhibit 6.1 that are provided by the Seller Group to the Target Company on the Execution Date shall continue to be provided under the respective terms and conditions set forth in Exhibit 6.1 after the Closing.  The details of the agreement subject to the terms and conditions above shall be provided under a transition service agreement (the “TSA”) to be executed with contents reasonably satisfactory to the Seller and the Purchaser after consultation between the parties.

5.

The Purchaser shall cause the Target Company to maintain the Target Company’s severance allowance system as of the Closing Date even after the Closing, provided that the reasonable adjustment of the Target Company’s severance allowance system due to the replacement set forth in the paragraph 6 of this Article would not be restricted.

6.

The Purchaser shall cause the Target Company to maintain the Target Company’s pension system as of the Closing Date even after the Closing.  However, as soon as reasonably practical but no later than within nine (9) months from the Closing, the Purchaser shall prepare a system to replace the Seller Group’s pension system and cause the Target Company’s officers and employees to transfer to that replacement system for the benefit of the Target Company’s officers and employees.  Also, the Purchaser shall cause the Target Company to allocate and bear the costs which are necessary in the event of the absence of such replacement system, or the costs which are necessary in making a transition to the replacement system

7.

The Purchaser shall cause the Target Company to maintain the Target Company’s health insurance system as of the Closing Date even after the Closing.  However, as soon as reasonably practical but no later than within six (6) months from the Closing, the Purchaser shall cause the Target Company’s officers and employees to transfer to systems to replace the Seller Group’s health insurance system for the benefit of the Target Company’s officers and employees.

8.

Regarding the manufacturing and sales systems of the Target Company, the Purchaser shall continue to make efforts after the Closing to respect previous management policies, including the maintenance of trading relationships with existing business connections, including Katoh Co., Ltd.

9.

Within 5 Business Days from the Closing Date, the Purchaser shall cause the Target Company  to change its company name to a name that does not contain the description both “沖(Oki)” and “OKI” and does not cause any misunderstandings of attribution to the Seller Group, and as soon as reasonably practicable, the Purchaser shall cause the Target Subsidiary to change its company name to a name that does not contain the description both “沖(Oki)” and “OKI” and does not cause any misunderstandings of attribution to the Seller Group.  Also, the Purchaser shall not cause the Target Company to use marks such as trademarks, brands, and logos held or managed, solely or jointly, by the companies that belong to the Seller Group on and after the Closing Date, except for those licensed for use after the Closing based on the terms and conditions provided in Exhibit 5.7.

10.

Even after the Closing Date, in relation to the Seller’s preparation of financial statements and tax returns, investigations or audits by the tax authorities and other administrative institutions, or lawsuits, disputes or other procedures with any third party, the Purchaser shall permit the Seller (including its attorneys-at-law, certified public accountants, tax accountants, advisors or agents) to access the Target Company’s books, records, agreements, minutes, documents, materials, and facilities such as sales offices and assets to the extent not hindering the Target Company’s businesses.

11.

Within 5 Business Days from the Closing Date, the Purchaser shall cause the Target Company to hold an extraordinary general shareholders meeting which record date (either publication of gazette or amendment of the articles of incorporation shall be taken to set a record date, hereinafter the same in this paragraph.) is the previous date of the Closing Date, and at that meeting, the Purchaser shall cause the Target Company to pay the Seller a dividend (which record date is the previous date of the Closing Date) equivalent to the surplus calculated by deducting JPY 400 million from the aggregate amount of the account balances of all the bank accounts held by the Target Company which are shown on the account balance certificates issued by the respective banks as of March 31, 2017 (with respect to foreign currency accounts, the amount converted into JPY at the TTM rate published by Mizuho Bank, Ltd.) (such aggregate amount is defined as the “Final Bank Account Adjustment Amount”), as the cash dividend for the entire period in which the Seller had whole ownership of the Target Company.  However, this dividend payment shall be made only where the calculated Final Bank Account Adjustment Amount is larger than JPY 400 million; and if the Final Bank Account Adjustment Amount is less than JPY 400 million, the Seller shall pay to the Purchaser the difference between the Final Bank Account Adjustment Amount and JPY 400 million, in accordance with Exhibit 2.4.  At such extraordinary general shareholders meeting, the Seller may only approve the dividend pursuant to this paragraph and amendment of articles of incorporation in relation to the change of the company name of Target Company pursuant to paragraph 9 of this Article, and is prohibited from proposing other agenda and exercising other voting right and have no other shareholder rights without Purchaser`s prior consent.

Article 6.2

(Post-Closing Covenants by Seller)

1.

The Seller shall allow the Target Group to use marks such as trademarks, brands and logos held or managed, solely or jointly, by the companies that belong to the Seller Group as of the Closing Date, pursuant to the terms and conditions as set forth in Exhibit 5.7. For the avoidance of doubt, the Target Group may continue to use the product code identifiers such as ORD or OR-[x] without the limitation of time and the Seller shall not object thereto as such product code identifiers belong to the Target Group.

2.

For a period of five (5) years commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, and shall not permit any of its subsidiaries or affiliates to, in a direct manner (i) engage in the production or sale of the reed switches (the “Restricted Business”); (ii) acquire or own any interest in any other person (or its successor) (limited to such investment that makes Seller or its subsidiaries or affiliates a majority holder of the interest in such person) that is engaged in the Restricted Business, or (iii) permit the third party to use the name of “沖(Oki)” or “OKI” in relation to the Restricted Business.

3.

Unless otherwise reasonably agreed to by the parties hereto on a case-by-case basis, for a period of two (2) years commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, neither Purchaser nor Seller shall, and shall not permit any of their respective subsidiaries or affiliates to, directly or indirectly, solicit any person who is employed by the other party or its subsidiaries or affiliates, as applicable except pursuant to a general solicitation or advertisement which is not directed specifically to any such employees; provided, however, that nothing in this paragraph 3 of this Article shall prevent Purchaser, Seller or any of their respective subsidiaries or affiliates from (i) soliciting any employee whose employment has been terminated by the other party or its subsidiaries or affiliates, as applicable, (ii) soliciting any employee who first contacts Purchaser, Seller or their respective subsidiaries or affiliates, as applicable, in response to a general solicitation, or (iii) soliciting any employee who has resigned or whose employment has been terminated by such employee after the date of such resignation or termination of employment.

4.

For a period of two (2) years, commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, in relation to the Purchaser’s preparation of audited financial statements and tax returns, investigations or audits by the tax authorities and other administrative institutions, or lawsuits, disputes or other procedures with any third party, the Seller shall permit the Purchaser (including its attorneys-at-law, certified public accountants, tax accountants, advisors or agents) to access the Seller’s books, records, agreements, minutes, documents, and materials insofar as they relate in any way to the Target Group to the extent not hindering the smooth operation of the Seller’s businesses.

5.

The Seller shall provide the Purchaser or Purchaser Guarantor with assistance with regard to (i) any post-close claims that may be made related to the Target Group for which insurance coverage exists under pre-close policies owned by Seller and (ii) any post-close insurance adjustments related to the Target Group that fall under pre-close policies owned by Seller.

Chapter VII Compensation or Indemnification

Article 7.1

(Compensation or Indemnification)

1.

If the Purchaser or Purchaser Guarantor incurs any damage arising out of any violation of the Seller’s obligations under this Agreement or the inaccuracy or falsity of the Seller’s representations and warranties under Article 3.1, the Seller shall compensate or indemnify the Purchaser or Purchaser Guarantor for such damage.

2.

If the Seller incurs any damage arising out of any violation of the Purchaser or Purchaser Guarantor’s obligations under this Agreement or the inaccuracy or falsity of the Purchaser or Purchaser Guarantor’s representations and warranties under Article 3.2, the Purchaser or Purchaser Guarantor shall compensate or indemnify the Seller for such damage.

3.

Compensation or indemnification of damage under paragraphs 1 and 2 of this Article  may be claimed only if a notice from the party claiming compensation or indemnification by specifically indicating the grounds and the claimed amount reaches the other party before the expiration date of fifteen (15) months from the Closing Date (the “Compensation Claim Due Date”) (provided, however, that, with respect to the compensation or indemnification of damage caused by any violation of the Seller’s or the Purchaser or Purchaser Guarantor’s covenants set forth in each provision of Chapter  5 and 6 under this Agreement, (i) the expiration date of nine (9) months from the date when the party who is going to claim the compensation or indemnification of such damage realized such violation, or (ii) the expiration date of nine (9) months from the date of the expiration date of Seller’s or the Purchaser or Purchaser Guarantor’s fulfillment of obligations, whichever comes earlier).  If the notice does not reach the other party by the Compensation Claim Due Date, the other party’s compensation and indemnification obligations under this Article shall be extinguished.

4.

Any claim for compensation or indemnification of damage under paragraphs 1 or 2 of this Article and Article 5.9 may be made (i) only if the amount of the claim for damage based on a single fact or a series of the related facts is ¥5 million or more, and (ii) if the aggregate amount of the claims for damage falling under (i) above is ¥100 million or more, but then only for the portions exceeding ¥100 million.

5.

No claim for compensation or indemnification of damage based on paragraphs 1 or 2 of this Article and Article 5.9 may be made to the extent that the total amount of the actual damage paid exceeds 10% of the Final Transfer Price in aggregate, and the Seller, Purchaser and the Purchaser Guarantor shall not bear obligations for compensation or indemnification for any portions exceeding that amount.

6.

Notwithstanding each paragraph provided above, any limitation under paragraphs 3, 4 or 5 of this Article shall not be applicable to (i) any damage caused by willful misconduct or gross negligence of the other party and/or (ii) the Seller’s Fundamental Representations and Warranties.  In this Article, the “Seller’s Fundamental Representations and Warranties” mean the representations and warranties based on section 1 and paragraphs 1, 2 and 9 of section 2 of Exhibit 3.1.

Chapter VII-A Tax Matters

Article 7A.1

Tax Returns

On the Closing Date, the Target Group will leave the Seller’s tax consolidated group and file corporate income and consumption tax returns for the period ending on the date prior to the Closing Date.  The Seller shall be responsible for preparing and filing all income tax returns with respect to the activity of the Target Group for any taxable period ending on or prior to the Closing Date (the “Pre-Closing Tax Period), and the Seller hereby covenants and agrees to pay all income taxes shown on such income tax returns.  Since Target Company has a joint tax liability with respect to the national corporate income tax liabilities of the Seller’s tax consolidated group, the Target Company can charge to the Seller any taxes the Target Company paid due to the joint tax liability, and such right includes national corporate income taxes for the period for the fiscal year ended March 31, 2017 or earlier.

Article 7A.2

Tax Proceedings

In the event that the Purchaser or any of its affiliates, including the Target Group, receives any oral or written communication regarding any pending or threatened examination, audit, claim, adjustment or other proceeding with respect to the liability of the Target Group or the Seller for taxes for any Pre-Closing Tax Period (a “Tax Claim”), the Purchaser will, within twenty (20) days, notify the Seller in writing thereof (provided, however, that any failure by Purchaser to provide timely written notice shall not prejudice Purchaser’s entitlement to indemnification so long as Purchaser can demonstrate that (i) Seller was aware of such Tax Claim within such notice period or (ii) the failure to provide timely notice has not prejudiced Seller’s ability to contest any such Tax Claim).  If the Seller is liable under this Agreement for such taxes, the Seller will be entitled, at the Seller’s sole expense and with counsel of its own choosing to control or settle the contest of any Tax Claim.  The Seller will keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Claim.  The Purchaser and its affiliates, including the Target Group, will cooperate fully with the Seller in handling any such Tax Claim.

Article 7A.3

Cooperation on Tax Matters

The Purchaser and the Seller shall cooperate fully in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes, including, without limitation, by providing or causing to be provided to the Seller any powers of attorney that the Seller reasonably requests for the purposes of filing any income tax return or participating in any proceeding.  Such cooperation shall include the retention and the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Article 7A.4

Restricted Actions

Without the prior written consent of the Seller, neither the Purchaser nor any affiliate thereof shall: (a) file, re-file, supplement, or amend any tax returns with respect to the activity of the Target Group for any taxable period ending on or prior to the Closing Date, (b) voluntarily approach any taxing authority regarding any taxes or tax returns with respect to the activity of the Target Group that were originally due on or prior to the Closing Date, or (c) take any action relating to taxes that could create a tax liability for the Target Group or the Seller for any taxable period ending on or prior to the Closing Date.

Chapter VIII  Cancellation

Article 8.1

(Cancellation)

1.

The Seller may immediately cancel this Agreement by written notice to the Purchaser upon the occurrence of any of the following matters before the Closing.  The Seller may not cancel this Agreement after the Closing for any reason.

(1)

if the Purchaser violates its obligations under this Agreement in any material respect or the Purchaser or Purchaser Guarantor’s representations and warranties set forth in Article 3.2 are not true or accurate in any material respect and such violation of obligations or falsity or inaccuracy of representations and warranties remains unrectified by the expiry of two (2) weeks from (and including) the notification date, even if the Seller gave written notification to the Purchaser.

(2)

if any application for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or any other legal insolvency proceedings similar thereto, and any voluntary liquidation, business revitalization alternative dispute resolution (ADR) or other procedures equivalent thereto (hereinafter collectively referred to as “Insolvency Proceedings”) has been made against the Purchaser or Purchaser Guarantor; or

(3)

if the Transfer is not effected by June 30, 2017, for reasons not attributable to the Seller.

2.

The Purchaser may immediately cancel this Agreement by written notice to the Seller upon the occurrence of any of the following matters before the Closing.  The Purchaser may not cancel this Agreement for any reason after the Closing.  The Purchaser Guarantor can cancel this Agreement only in cooperation with the Purchaser as long as the Purchaser is entitled to cancel this Agreement.

(1)

if the Seller violates its obligations under this Agreement in any material respect or the Seller’s representations and warranties set forth in Article 3.1 are not true or accurate in any material respect and such violation of obligations or falsity or inaccuracy of representations and warranties remains unrectified by the expiry of two (2) weeks from (and including) the notification date, even if the Purchaser gave written notification to the Seller;

(2)

if any application for commencement of Insolvency Proceedings is made against the Seller; or

(3)

if the Transfer is not effected by June 30, 2017, due to reasons not attributable to the Purchaser and Purchaser Guarantor.

3.

Even after the cancellation of this Agreement pursuant to the preceding paragraphs, the provisions of Article 7.1, this paragraph 3 and Chapter IX shall continue to be effective.  The cancellation of this Agreement shall not have any effect on the rights or obligations of the parties hereto regarding any liability for compensation or indemnification under Article 7.1 of this Agreement that was incurred before the termination of this Agreement.

Chapter IX General Provisions

Article 9.1

(Limitation of Method of Relief)

The Seller, the Purchaser and Purchaser Guarantor may not make claims of indemnity or compensation of damage, claims of cancellation, or any other claims arising from or regarding this Agreement to the other party, regardless of default, warranty against defects, liability for tort, liability for unjust enrichment, or any other law composition.  However, this shall not apply for those expressly approved in this Agreement.

Article 9.2

(Confidentiality)

1.

For two years from the Execution Date, the Seller, the Purchaser and the Purchaser Guarantor shall not, unless there is a prior written approval from the other party, disclose, leak or announce to a third party the information from the other party (the other party of Purchaser and the Purchaser Guarantor includes the Target Company) or the agent (including an attorney-at-law, certified public accountant, tax accountant, and securities company, hereinafter the same), obtained in conjunction with the negotiation and the performance of the Agreement, and the facts and the contents of the execution of this Agreement (except to the extent determined in applicable Laws and Regulations, or the applicable regulations of the Financial Instruments Exchange or its equivalents), nor use them for purposes other than in this Agreement.  However, this shall not apply if, in the minimum scope necessary for the execution and the performance of this Agreement, the Seller, Purchaser and the Purchaser Guarantor disclose these to their respective officer and employee or the agent.  In such cases, the Seller, the Purchaser and the Purchaser Guarantor shall make such officer and employee or agent comply with the obligations provided in this Article.

2.

Obligations pursuant to the preceding paragraph shall not be applied to the following items:

(1)

Information already known to the public before the receiving party received it from the disclosing party;

(2)

Information already held properly by the receiving party before the receiving party received it from the disclosing party;

(3)

Information that became known to the public by reasons not attributable to the receiving party, after the receiving party received it from the disclosing party; and

(4)

Information acquired by the receiving party from a third party with proper authority, without bearing confidentiality obligations.

3.

The Seller shall treat the information it acquires before the Closing in connection with the Target Group (excluding (i) any information that is already in the public domain as of the date this Agreement is executed, and (ii) any information that enters the public domain without any fault attributable to the Seller on or after the date this Agreement) as confidential information provided by the Purchaser on or after the Closing and shall have the obligation prescribed in paragraph 1 of this Article (paragraph 2 of this Article shall not apply).

4.

The Purchaser and the Purchaser Guarantor shall not have any obligation prescribed in paragraph 1 of this Article with respect to the confidential information provided by the Seller that relates to the Target Group on or after the Closing.

Article 9.3

(Public Announcement)

Press releases or other public announcements regarding transactions intended under this Agreement shall be made by the Seller and Purchaser Guarantor through sufficient consultation on the period, contents and the method, etc. thereof.

Article 9.4

(No Transfer/ Join and Several Guarantee by Purchaser Guarantor)

Purchaser Guarantor jointly and severally guaranties the performance of the Purchaser’s obligations under this Agreement. Seller, Purchaser and the Purchaser Guarantor shall not transfer, relocate, succeed, or otherwise dispose of this Agreement or the position under this Agreement, or the rights, obligations, credits, or debts based on this Agreement or such position, without prior written approval of the other party.  However, Purchaser may transfer, relocate, succeed, or otherwise dispose of this Agreement or the position under this Agreement, or the rights, obligations, credits, or debts based on this Agreement or such position to any wholly-owned subsidiary of the Purchaser Guarantor, without prior written approval of the other party provided that Purchaser and Purchaser Guarantor jointly and severally guaranty the performance by any such subsidiary of all obligations of the Purchaser under this Agreement.

Article 9.5

(Severability)

If any provision of this Agreement or a part of such provision becomes invalid due to the application of laws and regulations, the Agreement shall remain in force and effect except for such invalid section.  If a part of this Agreement becomes invalid, and such invalidity causes material effect to the Seller, the Purchaser or the Purchaser Guarantor, the Seller, the Purchaser and the Purchaser Guarantor shall have faithful consultations to seek solutions such as a modification of the Agreement, to reduce the effect to be caused by the partial invalidity of the Agreement.

Article 9.6

(Notice)

All notice, claim, demand, or any other contact from the Seller, the Purchaser or the Purchaser Guarantor in regards to the Agreement shall be made in writing or by Email and be sent to the following addresses, and by either certified mail or registered mail in the case of writing.  However, each notice, etc. shall be deemed to have arrived (i) after three days from the delivery date in the case of writing and (ii) when the Email actually arrives in the case of Email.  The Seller and the Purchaser may change the address of delivery or notice thereof any time, by notifying the counterparty pursuant to this Article

(Seller’s Address)

Address:	7-12, Toranomon 1-chome, Minato-ku, Tokyo
Address name:	To: Toru Hattanda, Oki Electric Industry Co., Ltd.
Telephone:	(+81) - 3 - 3501 - 3868
Email:	hattanda288@oki.com

(Purchaser and the Purchaser Guarantor’s Address)

c/o Standex International Corporation

Address:	11 Keewaydin Drive Salem, NH 03079
Address name:	To: Alan J. Glass, Standex International Corporation
Telephone:	+1- (603) - 893 - 9701
Email:	aglass@standex.com

Article 9.7

(Entire Agreement)

This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the parties, regarding the subject matters including the Transfer.  All prior written or oral agreements with respect to such subject matters shall be invalid.

Article 9.8

(Sharing of Expenses)

Except for when otherwise expressly determined in this Agreement, the Seller, the Purchaser and the Purchaser Guarantor shall each bear the expenses respectively occurred in relation to the execution and performance of the Agreement.

Article 9.9

(Governing Law)

The Agreement shall be governed and construed by Japanese Law.

Article 9.10

(Jurisdiction)

The Seller, the Purchaser and the Purchaser Guarantor consent to the exclusive jurisdiction of the Tokyo District Court in the first instance for any dispute arising from or related to the Agreement.

Article 9.11

(Faithful Consultations)

The Seller, the Purchaser and the Purchaser Guarantor shall determine the matters not provided in this Agreement upon faithful consultations, in compliance with the purport of this Agreement.

(No further text on this page)

IN WITNESS WHEREOF, the Seller, the Purchaser and Purchaser Guarantor have executed this Agreement in three counterparts by signing and affixing their seals thereto, and each party shall retain one copy thereof.

February 2, 2017

/s/  Shinya Kamagami

Seller:

7-12, Toranomon 1-chome, Minato-ku, Tokyo

Oki Electric Industry Co., Ltd.

Representative Director and President

Shinya Kamagami

/s/  David A. Dunbar

Purchaser:

Mold-Tech Singapore Pte. Ltd.

159 Kampong Ampat

Unit #01-01

KA Place, Singapore  368328

David A. Dunbar, Director

/s/  David A. Dunbar

Purchaser Guarantor:

Standex International Corporation

11 Keewaydin Drive, Suite 300

Salem, NH  03079

David A. Dunbar, Chairman,

CEO & President

Exhibit 1.1(29)

Items Not Included in “Debt”

I

Target Company liabilities

1.

Account payables

(1)

Payables to creditors

2．Accrued liabilities

(1) Income tax payables (including those due to the Seller)

(2) Contribution to OKI Corporate Pension Fund (a defined contribution plan)

(3) Capex payables (so long as these are consistent with those presented in the materials of the management presentation held on November 21, 2016)

3．Accrued expenses

(1) Incentives due to retail stores and/or distributors in accordance with agency contracts

(2) Accruals for services rendered by the Seller Group

(3) Accruals for general and administrative expenses

4．Deposits

(1) Individual tax and social insurance premiums withheld from employees and industrial doctors

5．Guarantee deposits

(1) Deposits received from retail stores and/or distributors

6．Advances received

(1) Advances received from retail stores and/or distributors

7．Post-retirement benefits

(1) Provision for retirement allowance plan

(2) Provision for directors’ retirement benefits

(3) Payables for transfer to a defined contribution plan

8．Asset retirement obligations in accordance with Regulation of Financial Statements 8-42 (財務諸表規則第8条第42項)

9．Suspense consumption tax received

10．Corporate taxes payable in accordance with Regulation of Financial Statements 49- 3 (財務諸表規則第49条第3項)

(1) Inhabitant tax (per income tax basis, per capita basis)

(2) Enterprise tax (per income basis)

(3) Special local corporation tax

(4) Enterprise tax (per added value basis, per capital basis)

II

Target Subsidiary liabilities

1．Account payables

(1) Payables to Target Company

2．Accrued tax expenses

(1) Value added tax

(2) Corporate income tax

(3) Urban maintenance and construction tax

(4) River course management fees

(5) Educational surtax

(6) Local educational surtax

3．Other accrued liabilities

(1) Accruals for general and administrative expenses (travel, entertainment, administrative, communication and freight only)

(2) Cost of logistics (freight, tariff, warehouse and outsourcing fees only)

III

Other liabilities

Other liabilities not listed above I and II that are specifically approved by the Purchaser

Exhibit 2.4

Procedure to Calculate the Final Transfer Price

Section 1

Preparation of Closing Date Accounts

(a)

During the first seventy-five (75) days after the closing of the transaction, the Tokyo office of Grant Thornton (the Seller and Purchaser shall agree the specific entity of the Grant Thornton group which actually conduct the audit, hereinafter the same in this paragraph provided the approval of Seller shall not be unreasonably withheld) shall perform an audit of the books and records of the Target Company for the fiscal year of April 1, 2015 through and including March 31, 2016 as well as the interim period from April 1, 2016 through and including the Closing Date.  The cost of such audit shall be borne by Purchaser, and the scope of such audit shall include a balance sheet, profit and loss statement and statement of cash flows of the Target Company as of the Closing Date (the “Closing Date Accounts”), a copy of which shall be provided to Seller at the conclusion of the audit.  For purposes of determining any adjustment to the Estimated Transfer Price, the line items for Cash and Working Capital as set forth in the Closing Date Accounts shall be determinative.

(b)

Seller and Purchaser shall cooperate in good faith in connection with the conduct of the audit and Seller shall provide the Tokyo office of Grant Thornton with reasonable access during normal business hours to the books and records, premises, directors, officers and employees of the Target Group and make available the preparation or compilation of any financial data or other information (including drafts of financial statements or annual accounts or portions thereof).

Section 2

Accounting Principles

The Closing Date Accounts shall be prepared (i) consistent with the Target Company’s specific historic accounting policies, practices, bases and methodologies and (ii) in accordance with the regulations of Japanese GAAP as in force and applicable in Japan at the time of the audit.

Section 3

Final Transfer Price

The Final Transfer Price shall equal the Estimated Transfer Price (i) minus the extent to which Cash reflected on the Closing Date Accounts is less than ¥400 million and (ii) plus or minus the extent to which Working Capital reflected on the Closing Date Accounts exceeds ¥700 million or is less than ¥350 million.

Exhibit 3.1

Seller’s Representations and Warranties

Section 1

Matters Regarding the Seller

1.

(Seller’s Ability)

Seller is a stock company that is lawfully and effectively incorporated and existing under the laws of Japan.  It has the requisite power and authority to carry out its businesses as currently conducted.

2.

(Seller’s Rights of Execution of Contracts)

Seller has absolute and unrestricted requisite power and authority and capacity to execute and perform this Agreement and Seller has the power and authority to sell, transfer and deliver to the Purchaser the full legal and beneficial ownership in the Shares pursuant to this Agreement and to consummate the transactions contemplated herein.  Seller’s execution and performance of this Agreement are acts within the purpose thereof, and the Seller has followed all internal procedures necessary for the execution and performance of this Agreement, required by Laws and Regulations, its articles of incorporation, and other internal rules.

3.

(Effectivity and Enforceability of this Agreement)

This Agreement constitutes the lawful, valid, and legally binding obligations of the Seller if this Agreement is lawfully and effectively executed by both the Seller and the Purchaser.  This Agreement constitutes the obligations which may be executed on the Seller, in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

4.

(Insolvency Proceedings, etc.)

No Insolvency Proceedings have been commenced against the Seller.  Seller or a third party has not filed any petitions for the commencement thereof.  Seller is not under any condition of insolvency, inability to pay debts, or suspension of payment, and there are no risks of insolvency, inability to pay debts, or suspension of payment as a result of the execution or performance of this Agreement.

5.

(Shares)

Seller is the beneficial and record owner of all of the Shares.  There is no mortgage by transfer, pledge or other security rights (except for general statutory lien) on such Shares and Seller is capable to deliver to the Purchaser good and marketable title to such Shares free and clear of encumbrance (except for general statutory lien).

6.

(Antisocial Forces)

(1)

Seller neither belongs to an Antisocial Force, nor has any relationships with an Antisocial Force as set forth in each item below:

(i)

Where it is found that the Antisocial Force is controlling the management;

(ii)

Where it is found that the Antisocial Force is substantially related to the management;

(iii)

Where it is found that the Seller is using the Antisocial Forces, such as by intending to acquire a wrongful gain thereof or of a third party, or by causing damage to a third party;

(iv)

Where it is found that the Seller is involved with the Antisocial Forces, such as by offering funds, etc. or providing benefits; or

(v)

Where an officer, etc. or a person virtually involved in the management has a relationship with the Antisocial Forces, which is considered to be criticized by society.

(2)

Seller does not or cause a third party to conduct acts that fall under any of the following items:

(i)

Violent request;

(ii)

Unjust request exceeding legal responsibility;

(iii)

Act using threatening language or action, or violence;

(iv)

Act that damages the credit or obstructs the business of others by spreading false rumors or by use of fraudulent means or force; or

(v)

Any other acts equivalent to the preceding items.

Section 2

Matters Regarding the Target Group

1.

(Incorporation and Qualification of Target Group)

Target Group is a stock company that is lawfully and effectively incorporated and validly existing under the relevant jurisdiction.  The Target Subsidiary has lawfully registered and has a valid approval and corporate license from the authorities.  It has the requisite power and authority to carry out its businesses as currently conducted, and to own or lease its properties and assets as and where currently owned or leased.

2.

(Authorized Shares and Issued Shares of Target Group)

(a)

The total number of authorized shares of the Target Company is 400,000 ordinary shares, and the total number of issued and outstanding shares is 400,000 shares.  All of the issued and outstanding capital stock of the Target Company was duly authorized, validly issued and is fully paid and non-assessable.  The Target Company does not issue, grant any rights to convert into, or acquire shares other than the Shares, convertible bonds, bonds with preemptive rights, preemptive rights, share options and bonds with share options.  All of the issued and outstanding Shares were issued in compliance with applicable securities laws.

(b)

The registered capital of the Target Subsidiary is RMB 2,000,000, and the equity interests held by the Target Company constitute 100% of all equity interests in the registered capital of the Target Subsidiary.  The Target Company is the record owner of the entire equity interests in the Target Subsidiary, free and clear of all encumbrances.  All of the issued and outstanding capital stock of the Target Subsidiary was duly authorized, validly issued and is fully paid and non-assessable.  The Target Subsidiary does not issue, grant any rights to convert into, or acquire shares other than the investment by the Target Company, convertible bonds, bonds with preemptive rights, preemptive rights, share options and bonds with share options.  All of the investment in the Target Subsidiary was made in compliance with applicable securities laws.

3.

(Financial Statements)

(a)

The Financial Statements are internal management accounts that are aligned with and in accord with results consolidated into the Seller’s independently audited financial statements, appropriate in material respects, and properly show the financial conditions of the Target Group as of the date stated in the Financial Statements in material respects, and the performance and cash flows in such period in material respects, and have been prepared in accordance with applicable GAAP, consistently applied throughout the periods covered thereby.

(b)

The Target Group has no liabilities of any kind that are required to be reflected on a balance sheet of the Financial Statements prepared in accordance with applicable GAAP that are not reflected.

(c)

To the actual knowledge of Seller, there are no facts or circumstances that would reasonably be expected to call into question the collectability of any accounts receivable on the balance sheet of the Financial Statements.

(d)

To the Seller’s actual knowledge, subject to any provisions on the balance sheet of the Financial Statements, all inventory is usable or saleable in the ordinary course of business and not obsolete; there are no facts or circumstances that would reasonably be expected to write up or down the value of inventory except for write-ups or write-downs in accordance with applicable GAAP in the ordinary course of business.

4.

(Subsidiaries)

The Target Company does not own any equity interest in another person other than the Target Subsidiary and one common share in Property Accumulation Residence Finance Corporation.

5.

(Material Contract)

Each agreement or contract that is material to the business of the Target Group, and all amendments thereto, is listed in Attachment 2.5 (“Material Contract”), and a complete copy of each such Material Contract has been provided to the Purchaser.  Each Material Contract is legal, valid, binding, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and in full force and effect.  The Target Group is not in breach or default in any material respect under any Material Contract (with or without the lapse of time, or the giving of notice, or both), and to the actual knowledge of Seller, no other person (excluding the Target Group) who is a party to any material contract is in breach or default in any material respect under any Material Contract (with or without the lapse of time, or the giving of notice, or both).  The Target Group has not sent or received any written notice of breach, termination or cure with respect to any Material Contract that is not currently resolved.  To the Seller’s actual knowledge, the Target Group have not received any communication from a counterparty to a Material Contract indicating that such counterparty intends to materially decrease the volume or amount of business that it conducts with the Target Group or materially alter the terms of its contract with the Target Group.

6.

(Assets)

(a)

The Data Room sets forth all the real properties owned and/or leased by the Target Group that are material to the business of the Target Group (the “Real Property”).  The Target Group has good and marketable title to, a valid leasehold interest in, or has the valid and enforceable right to use, all material properties and assets for the business of the Target Group (whether tangible or intangible, and including the Real Property) located at its business facilities.  Among such material properties and assets, properties and assets owned by the Target Group are reflected as owned in the books and records of the Target Group, purchased, used or otherwise acquired by the Target Group in connection with the conduct of the business as presently conducted.  Such properties and assets are free and clear of all mortgage (except for general statutory lien).

(b)

To the Seller’s actual knowledge, the buildings, plants, structures, machinery, tools, dies, furniture, fixtures and equipment of the Target Group including the facilities located on the Real Property (the “Facilities”) are in good and serviceable operating condition and repair, ordinary wear and tear excepted.  To the Seller’s actual knowledge, none of such buildings, plants, structures, machinery, tools, dies, furniture, fixtures or equipment including the Facilities is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in cost to the business of the Target Group, taken as a whole. To the Seller’s actual knowledge, the assets and properties, tangible and intangible, of the Target Group, including any leased assets and properties of the Target Group (which includes the Facilities), taken as a whole, are sufficient to carry on the business of the Target Group as it is currently conducted and free and clear of all liens except for the statutory lien.

7.

(Intellectual Property)

(a)

The Target Group has the right to use or owns free and clear of all encumbrances all material intellectual properties used in the Target Group’s business.

(b)

The Target Group does not infringe any third-party’s patent right, utility model right, trademark right or design right, copyright, trade secret or other intellectual property rights (collectively “Intellectual Property Rights”), and, to the Seller’s actual knowledge, there is no fact indicating that any third party infringes the Target Group’s Intellectual Property Rights.  The Target Group has neither infringed any third-party Intellectual Property Right, nor received a written claim for the Target Group’s infringement of such right.

8.

(Labor)

The Target Group is in compliance in all material respects with all applicable legal requirements relating to the employment of labor including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining, workplace safety, discrimination, immigration and the payment of social security and other taxes and, the Target Group has not been and is not subject to any adverse rulings, findings or determinations of unlawful employment practices or violations of other related Laws and Regulations.  During the three (3) year period preceding the Closing, there has not been, there is not presently pending or existing, and to the actual knowledge of Seller there is not threatened any proceeding against or affecting the Target Group or the key management relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters.  There is no special bonus, hidden payment offerings or any other payment to the officers or employees or any other parties triggered by the transaction contemplated herein. The Data Room sets forth all compensation and benefit plans pertinent to the employees and key management of the Target Group and there are no undisclosed promises regarding compensation and benefits of any such employees and key management.

9.

(Tax)

The Target Group has duly and timely filed all tax returns required to be filed prior to the Closing Date and such tax returns are true, correct and complete.  The Target Group has complied with all applicable Laws and Regulations relating to the withholding of taxes (including but not limited to all national, local, foreign, and other income, sales, use, transfer property tax, and VAT or consumption tax) and has duly and properly withheld from salaries, wages and other compensation, and paid over to the appropriate governmental bodies, all amounts required to be so withheld and paid over for all periods.

10.

(Compliance)

The Target Group is in material compliance with all applicable Laws and Regulations.  No notice has been issued and no proceeding is pending or, to the actual knowledge of Seller, threatened against the Target Group with respect to any alleged violation of any legal requirement applicable to the Target Group. The Target Group has all material governmental authorizations required by all legal requirements applicable to the operation of the business.  The material governmental authorizations issued to the Target Group are in full force and effect and the Target Group is in compliance in all material respects with such applicable governmental authorizations.

11.

(Litigations, etc.)

Except for a legal proceeding case where a temporary injunction was raised by Amano Seisaku Jo, K.K. regarding invalidity of the termination of subcontract by the Target Company (a case where the Target Company received a written petition on August 19, 2015 and which was completed and resulted in a reconciliation on September 8, 2015.), there is no pending, nor has there been for the three years immediately preceding the Closing Date, litigation, arbitration, other judicial or administrative procedure, or an investigation by the government or administrative institution, of which the Target Group is a party or the assets of the Target Group is a subject thereof, or, to the actual knowledge of Seller, threatened against the Target Group.

12.

(No conflict)

Neither the execution and delivery of this Agreement by the Seller nor the consummation or performance of any of the transactions contemplated hereunder by the Target Group will (i) contravene, conflict with, or result in a violation of or default under any provision of the organizational documents of the Target Group, (ii) contravene, conflict with, or result in a violation of or default under any legal requirement or any order to which the Target Group is subject, (iii) assuming all consents are obtained, violate or conflict with, or result in a default or require notice under, or give any person the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract, or (iv) result in the imposition or creation of any encumbrance upon or with respect to any of the material assets owned, leased or licensed by the Target Group.

13.

(Events Since the date of the latest Financial Statement)

Since September 30, 2016, the business of the Target Group has not suffered any Material Adverse Effect, and except as set forth in the Data Room, the Target Group has not conducted any action listed in Exhibit 5.5 (except for the transaction stipulated in this Agreement).

14.

(Environment)

The Target Group is in material compliance with Environmental Laws and practices that affect the Target Group, Real Property and the Facilities, and Seller has not received written notice (or has knowledge of any fact which creates the threat of such notice) from any governmental body or any person who has an interest in management of the Real Property and the Facilities of any actual, alleged pending or threatened violation or investigation of an alleged violation of any environmental law by the Target Group. The environmental information in the Data Room is true and accurate, and does not omit any material information regarding environmental issues.

15.

(Antisocial Forces)

(1)

To the actual knowledge of Seller, the Target Group neither belongs to an Antisocial Force, nor has any relationships with an Antisocial Force as set forth in each item below:

(i)

Where it is found that the Antisocial Force is controlling the management;

(ii)

Where it is found that the Antisocial Force is substantially related to the management;

(iii)

Where it is found that the Target Group is using the Antisocial Forces, such as by intending to acquire a wrongful gain thereof or of a third party, or by causing damage to a third party;

(iv)

Where it is found that the Target Group is involved with the Antisocial Forces, such as by offering funds, etc. or providing benefits; or

(v)

Where an officer, etc. or a person virtually involved in the management has a relationship with the Antisocial Forces, which is considered to be criticized by society.

(2)

To the actual knowledge of Seller, the Target Group does not or cause a third party to conduct acts that fall under any of the following items:

(i)

Violent request;

(ii)

Unjust request exceeding legal responsibility;

(iii)

Act using threatening language or action, or violence;

(iv)

Act that damages the credit or obstructs the business of others by spreading false rumors or by use of fraudulent means or force; or

(v)

Any other acts equivalent to the preceding items.

16.

(Accuracy of Disclosure)

All of the information disclosed from the Seller to the Purchaser in the Data Room is true and correct in all material respects, and does not contain any untrue or incorrect statement of a material fact, and does not omit any fact necessary, in light of the circumstances in which they were provided, to make the statements contained herein or therein not false or misleading in all material respects.

Attachment 2.5

[list of material contracts intentionally omitted from public filing due to competition sensitive and confidentiality concerns]

Exhibit 3.2

Purchaser and Purchaser Guarantor’s Representations and Warranties

Section 1

Purchaser’s Representations and Warranties

1.

(Purchaser’s Ability)

Purchaser is a private limited company that is lawfully and effectively incorporated and existing under the laws of Singapore.  It has the requisite power and authority to carry out its businesses as currently conducted.

2.

(Purchaser’s Rights of Execution of Contracts)

Purchaser has absolute and unrestricted requisite power and authority to execute and perform this Agreement.  Purchaser’s execution and performance of this Agreement are acts within the purpose thereof, and the Purchaser has followed all internal procedures necessary for the execution and performance of this Agreement, required by Laws and Regulations, its articles of incorporation, and all other internal rules.

3.

(Effectivity and Enforceability of this Agreement)

This Agreement constitutes the lawful, valid, and legally binding obligations of the Purchaser if this Agreement is lawfully and effectively executed by both the Seller and the Purchaser.  This Agreement constitutes the obligations which may be executed on the Purchaser, in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

4.

(Insolvency Proceedings, etc.)

No Insolvency Proceedings have been commenced against the Purchaser.  The Purchaser or a third party has not filed any petitions for the commencement thereof.  Purchaser is not under any condition of insolvency, inability to pay debts, or suspension of payment, and there are no risks of insolvency, inability to pay debts, or suspension of payment as a result of the execution or performance of this Agreement.

5.

(Financial Resources)

Purchaser has sufficient financial resources to perform all obligations in this Agreement.

6.

(Due Diligence)

Purchaser was provided with a necessary and sufficient opportunity to conduct due diligence by the Execution Date, in regards to the business, legal affairs, financial affairs, tax affairs, and from other perspectives of the Target Company.  The due diligence is completed in the form satisfied by the Purchaser.

7.

(Antisocial Forces)

(1)

Purchaser neither belongs to an Antisocial Force, nor has any relationships with an Antisocial Force as set forth in each item below:

(i)

Where it is found that the Antisocial Force is controlling the management;

(ii)

Where it is found that the Antisocial Force is substantially related to the management;

(iii)

Where it is found that the Purchaser is using the Antisocial Forces, such as by intending to acquire a wrongful gain thereof or of a third party, or by causing damage to a third party;

(iv)

Where it is found that the Purchaser is involved with the Antisocial Forces, such as by offering funds, etc. or providing benefits; or

(v)

Where an officer, etc. or a person virtually involved in the management has a relationship with the Antisocial Forces, which is considered to be criticized by society.

(2)

Purchaser does not or cause a third party to conduct acts that fall under any of the following items:

(i)

Violent request;

(ii)

Unjust request exceeding legal responsibility;

(iii)

Act using threatening language or action, or violence;

(iv)

Act that damages the credit or obstructs the business of others by spreading false rumors or by use of fraudulent means or force; or

(v)

Any other acts equivalent to the preceding items.

Section 2

Purchaser Guarantor’s Representations and Warranties

1.

(Purchaser’s Ability)

Purchaser Guarantor is a stock company that is lawfully and effectively incorporated and existing under the laws of State of Delaware, United States and owns 100% of the ownership interest of Purchaser.  It has the requisite power and authority to carry out its businesses as currently conducted.

2.

(Purchaser Guarantor’s Rights of Execution of Contracts)

Purchaser Guarantor has absolute and unrestricted requisite power and authority to execute and perform this Agreement.  Purchaser Guarantor’s execution and performance of this Agreement are acts within the purpose thereof, and the Purchaser Guarantor has followed all internal procedures necessary for the execution and performance of this Agreement, required by Laws and Regulations, its articles of incorporation, and all other internal rules.

3.

(Effectivity and Enforceability of this Agreement)

This Agreement constitutes the lawful, valid, and legally binding obligations of the Purchaser Guarantor if this Agreement is lawfully and effectively executed by both the Seller and the Purchaser Guarantor.  This Agreement constitutes the obligations which may be executed on the Purchaser Guarantor, in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a Proceeding in equity or an action at law).

4.

(Insolvency Proceedings, etc.)

No Insolvency Proceedings have been commenced against the Purchaser Guarantor.  The Purchaser Guarantor or a third party has not filed any petitions for the commencement thereof.  Purchaser Guarantor is not under any condition of insolvency, inability to pay debts, or suspension of payment, and there are no risks of insolvency, inability to pay debts, or suspension of payment as a result of the execution or performance of this Agreement.

5.

(Financial Resources)

Purchaser Guarantor has sufficient financial resources to perform all obligations in this Agreement.

6.

(Due Diligence)

Purchaser Guarantor was provided with a necessary and sufficient opportunity to conduct due diligence by the Execution Date, in regards to the business, legal affairs, financial affairs, tax affairs, and from other perspectives of the Target Company.  The due diligence is completed in the form satisfied by the Purchaser Guarantor.

7.

(Antisocial Forces)

(1)

Purchaser Guarantor neither belongs to an Antisocial Force, nor has any relationships with an Antisocial Force as set forth in each item below:

(i)

Where it is found that the Antisocial Force is controlling the management;

(ii)

Where it is found that the Antisocial Force is substantially related to the management;

(iii)

Where it is found that the Purchaser Guarantor is using the Antisocial Forces, such as by intending to acquire a wrongful gain thereof or of a third party, or by causing damage to a third party;

(iv)

Where it is found that the Purchaser Guarantor is involved with the Antisocial Forces, such as by offering funds, etc. or providing benefits; or

(v)

Where an officer, etc. or a person virtually involved in the management has a relationship with the Antisocial Forces, which is considered to be criticized by society.

(2)

Purchaser Guarantor does not or cause a third party to conduct acts that fall under any of the following items:

(i)

Violent request;

(ii)

Unjust request exceeding legal responsibility;

(iii)

Act using threatening language or action, or violence;

(iv)

Act that damages the credit or obstructs the business of others by spreading false rumors or by use of fraudulent means or force; or

(v)

Any other acts equivalent to the preceding items.

Exhibit 5.5

Matters to be Prohibited before the Closing Date

(1)

Amend the organizational or constitutional documents

(2)

Issue or agree to issue any share or other similar equity interest

(3)

Declare or make a dividend payment except for permitted under Article 5.3.

(4)

Merger, company split, share exchange, share transfer or any other reorganization act

(5)

Dissolution

(6)

Petition to apply to commence Insolvency Proceedings

(7)

Change of accounting principles or standards used to prepare financial statements

(8)

Amend or abolish the articles of incorporation, the rules of the board of directors or other important company rules

(9)

Establish, dissolve or liquidate a subsidiary company; launch a new business; or suspend or discontinue an existing business

(10)

Execute, amend, cancel or terminate any agreement, etc. with any affiliated company of the Seller (excluding those required by the existing agreement, etc. or otherwise to be conducted in accordance with the practice existing before the Execution Date within the scope of ordinary business)

(11)

Waive rights worth 10 million yen or more per right or worth substantially equivalent to such amount or more

(12)

Initiate, alter or terminate an important business alliance with a third party

(13)

Institute or settle a lawsuit, etc.

(14)

Acquire, transfer or otherwise dispose of all or a part of business

(15)

Undertake new borrowings from any third party, issuance of corporate bonds, assumption of liabilities, guarantee of liabilities or other act incurring liabilities

(16)

Lease assets worth 5 million yen or more per annum

(17)

Transfer, license or otherwise dispose of intellectual property rights; or acquire, sell, create security interests over or otherwise dispose of other assets (including shares and accounts receivables) worth 10 million yen or more per asset

(18)

Undertake capital investment or other investment worth 300 million yen or more per annum, or 50 million yen or more per investment except as set forth in the business plan provided to Purchaser in the Data Room.

(19)

Offer or make a new loan to a third party

(20)

Execute an important agreement (including (a) executing an agreement under which, as a result of receiving cash and deposits thereunder, cash and deposits shown on the Target Company’s consolidated balance sheet and other fixed liabilities corresponding to them will increase by more than 10 million yen per agreement, and (b) if, as a result of receiving cash and deposits under the relevant agreement, cash and deposits shown on the Target Company’s consolidated balance sheet and other fixed liabilities corresponding to them increases, (i) executing an agreement resulting in the accumulated amount of such increase on or after the date of execution of this Agreement exceeding 50 million yen, and (ii) thereafter, executing an agreement causing an increase of cash, deposits and other fixed liabilities); cancel, terminate or make an important amendment to such important agreement (except for the expiry of term of the fire insurance the Seller, as an insurance contractor, has an agreement in as of the Execution Date which covers the Target Group and the execution of an insurance which the Target Company is an insurance contractor and the Target Group is the covered entity.  The Seller shall disclose the contents of such contract to the Purchaser before executing it.)

(21)

Make any important change of pay standard of employees or other working conditions; or change, terminate or execute a labor-management agreement

(22)

Second employees, transfer their employment, transfer their job or change their job category

(23)

Appoint or dismiss officers

(24)

Increase rewards (including bonuses) to be paid to directors and other officers, counsel, temporary employees, attorneys, advisors or consultants, and other changes in conditions favorable to payees

(25)

Pay retirement allowances owed to directors or company auditors

(26)

Issue or dispose of shares for subscription, share options for subscription or bonds with share options; or any other such action affecting the shareholding (including the potential shareholding) of existing shareholders

Exhibit 5.7

Terms and Conditions to Use Trademarks, Brands and Logos

By the Closing, the Seller, the Purchaser Guarantor, and the Target Company shall execute a corporate brand licensing agreement (the “Brand License Agreement”) which includes the following content.

1.

Brand to be Licensed

(1)

trademark “OKI” (OKI logo)/slogan (the “Brand”)
(within the scope of “3. Brand use scope”)

2.

Basic terms and conditions of the license

(1)

The Target Company and the Target Subsidiary can only be the licensed company (“Licensed Company”). However, Standex-Meder Electronics, as a current distributor of the Target Company and subsidiary of the Purchaser Guarantor, shall convert its use of the Brand on product packaging, marketing materials and literature in the same manner and timeframe as the Target Company.

(2)

The effective term shall be one year from the Closing Date. However, the Seller and the Purchaser Guarantor shall have discussion in good faith in relation to the extension of the effective term as the current branding needs of the Licensed Company relates to the Asia market.

(3)

As a license fee, the Licensed Company shall pay the Seller the amount equivalent to [0.8%] of the sales (excluding the sales to the Target Subsidiary and the sales to the wholly owned subsidiary of the Purchaser Guarantor) concerning the use during such quarter.

(4)

The Closing of this Agreement shall be the conditions precedent for the Brand License Agreement to take effect.

3.

Brand Use Scope

(1)

trademark “OKI” (OKI logo)/slogan

(i)

Marketing: the brand use is possible by consulting with the Seller in advance or complying with the guideline agreed separately, on condition that the Licensed Company should be specified to have no capital ties with the Seller and to be the Purchaser Guarantor’s subsidiary.

(ii)

The product catalogue, the packing materials, the uniforms, and the office furniture and the like: They can be used until the current stock is used up.  However, the product catalogue and the packing materials (including the packing materials located at distributors) (where reasonably possible) shall be used by attaching a seal thereto specifying that the Licensed Company has no capital ties with the Seller and is the Purchaser Guarantor’s subsidiary, and those newly procured, if any, shall be changed to the design decided later.

(iii)

Business card: To be replaced at the Closing.

(iv)

Employee identification card: To be replaced at the Closing.  If new employee identification cards cannot be issued by the Closing, a certain time extension shall be allowed upon consultation.  However, the maximum time extension shall be within three months from the Closing.

(v)

Website: the existing website can be used (the Purchaser, however, cannot use the uniform domain names (“www.oki.com” and “@oki.com”)), on condition that the Purchaser should comply with the guideline agreed separately where the Purchaser uses the Brand in the banner etc. and the Licensed Company be specified to have no capital ties with the Seller and to be the Purchaser Guarantor’s subsidiary.

(vi)

Financial documents: the current materials can be used without editing or correction, and new materials shall be changed to the design decided later.

(vii)

Signboards: To be replaced at the Closing.  If the Purchaser cannot replace the signboards due to circumstances beyond Purchaser’s control by the Closing, a certain time extension shall be allowed upon consultation.  However, the maximum time extension shall be within one month from the Closing.

4.

Reporting Obligation of the Licensed Company

(1)

The Licensed Company shall report, in writing, the sales and the use condition of the Brand each quarter. In addition, upon reporting the use condition of the Brand, the Licensed Company shall either certify that it has made no changes to the forms in which it uses the Brand as previously agreed with Seller or, to the extent any such changes have been made (the changes would be allowed to the extent such changes complied with the guideline agreed separately, unless the Licensed Company would obtain a consent from the Seller), submit each of the following items as a sample to the Seller to the extent such items contain such change, provided that the use condition of the Brand in relation to the product catalogue, the packing materials located at distributors are excluded from the objective of the report..

(i)

materials for the purpose of marketing set forth in 3(1)(i)

(ii)

product catalogue, packing materials, uniforms, office furniture and the like (including ones to be newly procured) set forth in 3(1)(ii)

(iii)

employee identification card set forth in 3(1)(iv) in the event that the use of the Brand has been allowed after the Closing

(iv)

website set forth in 3(1)(v) which uses the Brand

(v)

financial documents set forth in 3(1)(vi) (including new documents)

(vi)

signboards set forth in 3(1)(vii) in the event that the use of the Brand has been allowed after the Closing

(2)

In the event that Seller has a reasonable basis for believing that the report issued by the Licensed Company is inaccurate, the Licensed Company, upon the Seller’s reasonable advance request, shall allow the Seller and an audit corporation or others designated by the Seller to read, examine, or audit (the “Audit”) the books, records, and other materials, which are the basis for the report in the preceding paragraph.  Any such Audit shall be coordinated with the Licensed Company so as to minimize any impact on the day to day business operations of the Licensed Company.

5.

Covenants of the Licensed Company

(1)

The Licensed Company shall maintain the qualities and reliability suited for the Brand, for the goods and services the Brand are used.

(2)

When using the Brand, the Licensed Company must not perform any act which harms the credit, trust, reputation, etc. of the Seller or the Brand.

6.

Agreement Cancellation

The Seller may immediately cancel this Brand License Agreement by written notice to the Purchaser Guarantor upon the occurrence of any of the following matters:

(1)

any Licensed Company has knowingly or materially violated the Brand License Agreement; in this regard, the final Brand License Agreement shall specify what actions would constitute a material violation.

(2)

any Licensed Company has violated the Brand License Agreement (excluding the case prescribed in the preceding item), and that violation remains unresolved after written notice from the Seller of such violation, for a reasonable period of time after the demand by the Seller;(3)  the Agreement has been cancelled;

(4)

any application for commencement of Insolvency Proceedings is made against the Purchaser Guarantor;

(5)

any event other than those prescribed in the preceding items occurs, in which any Licensed Company’s use of the Brand based on the present licensing is reasonably recognized to have Material Adverse Effects on the credit of the licensing company or the Brand; or

(6)

in the event that the Purchaser Guarantor cannot directly or indirectly keep the 100% ownership of the Licensed Company

The Licensed Company may immediately cancel this Brand License Agreement by written notice to the Seller upon the provision of documentation certifying to the Seller the full conversion from and discontinued use of the Brand that are the subject of this agreement and the approval from the Seller.

7.

Others

(1)

the governing law shall be Japanese law; and the court for jurisdiction shall be the Tokyo District Court.

(2)

the Purchaser Guarantor shall be jointly responsible for the performance of the duties of the Licensed Company

(3)

no rights or obligations can be transferred.

(4)

a confidentiality provision shall be separately provided.

(5)

a damage compensation provision shall be separately provided.

End

Exhibit 6.1

TSA Related Services

This exhibit sets forth the principles and main terms upon which the parties have agreed regarding the provision of transition services by the Seller and the payment for such services by the Target Company and/or the Purchaser as of the previous day of the Execution Date.  The parties will continue to work together to further refine such terms (which may include the addition of additional transitional services items as the parties identify and mutually agree) as the actual Transition Services Agreement is drafted between the Execution Date of the SPA and the Closing.  While the parties shall continue to negotiate the fees associated with such transition services in good faith, the parties agree that, excepting where no fee was charged historically at all, such fees will not exceed the fees charged by Seller and its affiliates to the Target Company for the same or similar services as reflected in the most recent Financial Statements.

Category	Sub-group	概要/Description	Service Term (months)	Providing Party	Receiving Party	TSA Fee (JPY/month)
Engineering	Patent Related	特許調査支援 Patent information research support(including providing information and introducing patent attorney offices )	12 months	Orchid	Azalea	2月末をめどに決定 Will be decided by end of Feb.
Engineering	Patent Related	特許教育 Patent education	12 months	Orchid	Azalea	有償 paid service Actual cost (e.g. travel cost) will be charged
Engineering	Assessment for exporting	教育実施（e-ラーニング） Education (e-learning)	12 months	Orchid	Azalea	有償 paid service 2月中をめどに決定 Will be decided within Feb.
Engineering	Assessment for exporting	第3者のセミナーに関する情報提供 Providing seminar information of third party	12 months	Orchid	Azalea	無償 Free of charge
Engineering	Assessment for exporting	法改正関連情報提供 Providing information about legal changes related to the exporting	12 months	Orchid	Azalea	無償 Free of charge
Engineering	Assessment for exporting	内部監査の実施 (Azaleaの運用状況をチェック) Internal audit *Azalea want Orchid to check their operation	12 months	Orchid	Azalea	有償 (交通費など実費) paid service (actual cost (e.g. traval expense) will be charged)
Finance	Accounting & Treasury Planning	法改正に関する情報提供 Providing information on changes in regulation in relation to finance	12 months	Orchid	Azalea	無償 Free of charge

Finance	Accounting & Treasury Planning	税務に関する情報提供 Providing information relating tax	12 months	Orchid	Azalea	無償 Free of charge
Finance	Accounting & Treasury Planning	会計処理上の対応相談 Consulting for accounting related matters	Consistent with TSA for Accounting system	Orchid	Azalea	無償 Free of charge

Finance	Accounting & Treasury Planning	システムの運用問合せ Consulting for system operation	Consistent with TSA for Accounting system	Orchid	Azalea	無償 Free of charge
General Affairs	GA planning	工場環境に関する情報提供（法令対応等) Providing information related to plant environment	12 months	Orchid	Azalea	無償 （実費発生分は請求） Free of charge (To be billed at cost) 2月中をめどに決定 Will be decided within Feb.
General Affairs	Printer	現プリンター(Orchid 様のネットワークを使用)の継続使用 Continuous use of printers under Orchid's network after the closing	Consistent with TSA for IT system	OPS	Azalea	有償 2月末をめどに決定 Paid service Will be decided by end of Feb.
HR	HR Planning	法改正や制度改正に関する情報提供 Providing information about legal changes related to HR	12 months	Orchid	Azalea	無償 Free of charge
HR	HR Planning (system)	マイナンバーシステムのデータ移行、名義変更等の支援Data transfer support and change of ownership etc for My Number system	One Time (Transition Support)	Orchid	Azalea	無償Free of charge
HR	HR Planning (system)	人事関連システム(HRD ポータルの使用) のクロージング後の継続使用 Continuous use of HR related system (HRD Portal) after the closing	9 months	Orchid	Azalea	無償 Free of charge

HR	Payroll	給与計算システムのクロージング後の継続使用 Continuous use of payroll system after the closing	6 months	OPS	Azalea

業務委託料
（Service 150k per month)
*off-cycle processing is charged separately (e.g. End-Year Adjustment)
Discuss additional support required for ensuring correctness of payroll data after signing DA but prior to closing

HR	Benefit	Orchid年金制度の適用継続 Extended coverage of Orchid Group DB and DC pension	9 months	Orchid	Azalea	DB掛金はOKI企業年金基金から毎月請求 Azalea pays DB pension premiums to Orchid pension fund every month (DB掛金の請求のみ(No Service Fee is charged))
HR	Benefit (System)	退職金ポイント管理システム Retirement benefit administration system	9 months	Orchid (OPS)	Azalea	30k per half a year
HR	Benefit	Orchid健康保険制度の適用継続 Extended coverage of Orchid Health Insurance Plan	6 months	Orchid	Azalea	健康保険料、介護保険料はOKI健保から毎月請求 Azalea pays Health Insurance premiums and Long term care premiums to Orchid Health Insurance every month (保険料の請求のみ(No Service Fee is charged))
IT	-	情報セキュリティチェック Information security check	One time (Transition support)	Orchid	Azalea	無償 Free of charge
IT	-	情報提供（ウィルス情報等） Providing information on computer virus etc.	Consistent with TSA for IT system	Orchid	Azalea	無償 Free of charge
IT	System operation	システム保守・運用一般業務に関する 覚書 Operation and maintenance of IT system	Consistent with TSA for IT system	OSK	Azalea	387,000 (same hourly rate as historical / agreement rate)
IT (apps)	PANDA	アクティブディレクトリ （ユーザー情報一元管理） Active Directory (Uniform management for user information)	12 months	Orchid	Azalea	12,300

IT (apps)	Visual Nexus	TV会議システム（Orchidグループ内用） TV conference system(For internal Orchid Group)	12 months	Orchid	Azalea	16,500
IT (apps)	IT asset management system	PCインストール済みソフト等の管理 Management of installed software on PC	12 months	Orchid	Azalea	Included in "Digital Guardian" cost of 114,750 in IT(apps) category
IT (apps)	Oracle EBS	会計業務全般支援システム Overall Accounting work support system	12 months	Orchid	Azalea	250,000
IT (apps)	CORONA	会計データのEUC活用 Utilizing accounting data for EUC	12 months	Orchid	Azalea	Included in "Oracle EBS" cost of 250,000 in IT(apps) category
IT (apps)	Mirror	会計データのEUC活用 Utilizing accounting data for EUC	12 months	Orchid	Azalea	Included in "Oracle EBS" cost of 250,000 in IT(apps) category
IT (apps)	J'sNavi	経費精算支援システム Cost control support system	12 months	Orchid	Azalea	Included in "Oracle EBS" cost of 250,000 in IT(apps) category
IT (apps)	ProPlus	固定資産管理業務サポートシステム Fixed Asset Management support system	12 months	Orchid	Azalea	Included in "Oracle EBS" cost of 250,000 in IT(apps) category
IT (apps)	CORONA (Azalea DWH)	情報データベース Information database	12 months	Orchid	Azalea	Included in "Oracle EBS" cost of 250,000 in IT(apps) category
IT (apps)	safeboot	ディスク暗号化 Disk encryption	12 months	Orchid	Azalea	43,500
IT (apps)	Digital Guardian	セキュリティ Security	12 months	Orchid	Azalea	114,750
IT (apps)	Sky PDF	PDF作成・編集 Creating and editing PDF	12 months	Orchid	Azalea	Included in "Digital Guardian" cost of 114,750 in IT(apps) category
IT (apps)	shareresearch	特許検索システム Patent information search system	12 months	Orchid	Azalea	無償 Free of charge
IT (apps)	Garnet	販売、調達、在庫、入出庫作業等の業務支援システム Sales, procurement, stock, loading & unloading support system	12 months	Orchid	Azalea	90,000

IT General	All	Orchid様によるAzaleaITシステム関連の移行支援 Orchid's transition support to Azalea for matters related to IT system	One time (Transition support)	Orchid	Azalea	the methodology of unit price will be decided by middle of Feb 2017
IT Infrastructure	Network	ネットワーク(WAN) (甲府・新宿・国立・高尾・八王子) Network (WAN) (Kofu, Shinjuku, Kunitachi, Takao, Hachioji)	12 months	Orchid	Azalea	264,600
IT Infrastructure	Network	Network (LAN)	12 months	Orchid	Azalea	Included in ""Network(WAN)" cost of 264,000 in IT Infrastructure category
IT Infrastructure	Switch	L3 switch	12 months	Orchid	Azalea	Included in ""Network(WAN)" cost of 264,000 in IT Infrastructure category
IT Infrastructure	Switch	L2スイッチ（建屋間） L2 switch (between buildings)	12 months	Orchid	Azalea	Included in ""Network(WAN)" cost of 264,000 in IT Infrastructure category
IT Infrastructure	Server	共通ファイルサーバ Shared file server	12 months	Orchid	Azalea	75,000
IT Infrastructure	Platform	統合プラットフォーム（R版含む） Integrated platform (incl. ver. R)	12 months	Orchid	Azalea	235,000 + 282,000 (ver. R) = 517,000
IT Infrastructure	Server	WSUS server	12 months	Orchid	Azalea	Included in ""Network(WAN)" cost of 264,000 in IT Infrastructure category
IT Infrastructure	Switching equipment	交換機 Switching equipment	12 months	Orchid	Azalea	Included in ""Network(WAN)" cost of 264,000 in IT Infrastructure category For extension
IT Infrastructure	Printer	複合機 Multifunction machine EXaaS OKI Managed Print Service	12 months	Orchid	Azalea	*基本料 Basic charge (Fixed) 45,500 *print料 Print cost (Usage) Cost range from 130,000 to 150,000
IT Infrastructure	PC	PC	12 months	Orchid	Azalea	360,000
IT Infrastructure	Mobile phone, Wi-Fi router	携帯電話・WiFiルーター Mobile phone, Wi-Fi router	12 months	Orchid	Azalea	140,000 ~ 170,000

IT Infrastructure	Network	ネットワーク（中国子会社・上海） Network (Subsidiary in China, Shanghai)	12 months	Orchid	Azalea	30,800
Legal Affairs	Directional Support of Legal Affairs	契約書ひな形 受領（現状のOrchid 雛型を今後も継続して使用出来るかをOrchid 様に確認したい） Template of contract and agreement (*need to confirm if Orchid's templates can be used after the closing)	One time (Transition Support)	Orchid	Azalea	無償 Free of charge
Procurement	-	下請法等の法改正情報提供 Updating information on legal changes (e.g. subcontracting law)	12 months	Orchid	Azalea	無償 Free of charge
Risk Compliance	Risk Compliance management (Directional support of implementation)	教育（コンプライアンス管理、情報セキュリティなどに関するe-ラーニング） Education (e-learning of risk compliance management, information security etc.)	12 months	Orchid	Azalea	有償 paid service 2月中をめどに決定 Will be decided within Feb.
Group Insurance	Insurance

Provide reasonable support prior to and after Closing related to insurance, including – 1) provide information on current insurance policies, 2) supporting (where needed) application processes to enable new policies needed, and 3) supporting (where relevant) any post-close claims that may be made related to Azalea that fall under pre-close policies owned by Orchid 4) supporting (where relevant) any post-close insurance adjustments related to Azalea that fall under pre-close policies owned by Orchid

			12 months	Orchid	Stevia	Free of charge regarding information provision For other requiring any significant personnel support, reimburse labor hours